Exhibit (e)(2)

Agrium, Inc. 13131 Lake Fraser Drive S.E. Calgary, Alberta, Canada T2J 7E8
	Telephone:	(403) 225-7000
Andrew K. Mittag	Direct Line:	(403) 225-7129
Senior Vice President, Corporate Development & Strategy	Facsimile:	(403) 225-7601
CONFIDENTIAL
September 25, 2006

UAP Holding Corp.
7251 W. 4th Street
Greeley, CO 80634

Attention:	L. Kenneth Cordell,
President & CEO
Ladies and Gentlemen:
Agrium Inc. (“Agrium”) and UAP Holding Corp. (“UAP”) propose to enter into discussions concerning a possible merger, acquisition of stock, acquisition of assets or other extraordinary business transaction between Agrium and UAP (a “Transaction”), and, in connection therewith, each of Agrium and UAP wish to conduct an in-depth investigation of the business and properties of the other. The sole purpose of this investigation will be to determine whether to enter into a Transaction. In furtherance of that objective, each of Agrium and UAP has consented, subject to its right to withdraw such consent, to make available to the other party information relating to its business and properties. The confidential information relating to one party hereto provided to the other party, and any other information derived by the other party or its directors, officers, employees, financial advisors, independent auditors, legal counsel or other agents or representatives (collectively, its “Representatives”) from the foregoing, related to the first-mentioned party, are herein referred to as the “Evaluation Material” of the first-mentioned party. In connection with the foregoing:
     1. Each party agrees not to use, or allow the use by any of its Representatives or controlled affiliates of, any portion of the other party’s Evaluation Material for any purpose other than evaluating a possible Transaction. For purposes of this letter agreement, “affiliate” shall have the meaning given such term in Rule l2b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) provided, however, that the portfolio companies of Apollo Management shall not be deemed to be affiliates of any party hereto.
     2. Each party agrees to keep confidential, and not to disclose or allow disclosure by any of its Representatives or controlled affiliates to others of any portion of, the other party’s Evaluation Material, except to its Representatives on a need to know basis after they have agreed to be bound by the terms of this letter agreement and the disclosing party has notified the other party of the identity of such Representatives (other than the identity of any directors, officers and employees). Each party shall be responsible for any breach of this letter agreement by its Representatives. Each party agrees that, if a Transaction is not consummated or if the other party so requests, it shall promptly return to the other party or destroy all copies of the other party’s Evaluation Material in its possession or in the possession of its Representatives, and it shall promptly destroy all copies of any analyses, compilations, studies or other documents prepared by it or for its use containing or reflecting any of the other party’s Evaluation Material.
     3. Each party agrees not to disclose or allow disclosure by any of its Representatives or controlled affiliates to any person (other than to its Representatives who have agreed to be bound by the terms of this letter agreement) that the other party’s Evaluation Material has been made available to it, that it has inspected any portion of the Evaluation Material, that discussions or negotiations are taking place concerning a possible Transaction or any of the terms, conditions or other facts with respect to any possible Transaction, including the status thereof.
     4. Each party agrees that no contract or agreement providing for a Transaction shall be deemed to exist between the parties and/or any of the parties’ stockholders unless and until a definitive written agreement providing for a Transaction (a “Transaction Agreement”) has been executed and delivered by both parties, and each party hereby waives, in advance, any claims (including, without limitation, claims for breach of contract) in connection with any possible Transaction unless and until the parties shall have entered into such definitive Transaction Agreement. Each party also agrees that unless and until such definitive Transaction Agreement has been executed and delivered by both parties, neither party has any legal obligation of any kind whatsoever with respect to any Transaction by virtue of this letter agreement or any other written or oral expression with respect to such Transaction except, in the case of this letter agreement, for the matters specifically agreed to herein.
     5. Each party understands and agrees that neither the other party nor any of its Representatives makes any representation or warranty, express or implied, on which such party or its Representatives may rely, as to the accuracy or completeness of the Evaluation Material. Each party agrees that neither the other party nor its Representatives shall have any liability whatsoever to such party or any of its Representatives, including, without limitation, in contract, tort or under federal or state securities laws, relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.
     6. Each party represents that, as of the date of this letter agreement, neither it nor any of its controlled affiliates, nor anyone acting on its or their behalf, is the record or beneficial owner of any voting securities of the other party or of any securities convertible or exchangeable into or exercisable for voting securities of the other party. Each of the parties acknowledges that it is aware, and that it will advise its Representatives who are informed as to the matters which are the subject of this letter agreement, that the United States securities laws generally prohibit any person who has received from or on behalf of an issuer material, non-public information concerning the matters which arc the subject of this letter agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. The term “person” as used in this letter shall be broadly interpreted to include, without limitation, any corporation, limited liability company, entity, trust, group, company, partnership or individual.
     7. If any party or any of its Representatives or controlled affiliates becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the other party’s Evaluation Material, such party shall provide the other party with prompt prior written notice, to the extent practicable, and may disclose that portion of the other party’s Evaluation Material that is legally required and shall exercise reasonable efforts, at the other party’s expense, to obtain assurance that confidential treatment will be accorded the other party’s Evaluation Material. In the event either party is advised by counsel that such party is required by law to make any public disclosure otherwise prohibited by Section 3, such party may make such public disclosure but shall give as much prior notice as is practicable to the other party and shall give the other party a reasonable opportunity to comment on the proposed disclosure.
     8. For a period of 18 months from the date hereof, each party agrees that neither it nor its controlled affiliates will, directly or indirectly employ or solicit to employ any executive officer, senior manager or other employee or officer of the other party with whom such party has had any contact, or of whom such party has become aware, in connection with its consideration of the Transaction. The foregoing prohibitions shall not be deemed violated by virtue of general solicitations of employment by any party not specifically directed toward such persons of the other party described in the foregoing sentence.
     9. This letter agreement shall terminate or be inoperative as to such portions of any party’s Evaluation Material that (a) become generally available to the public other than as a result of a disclosure by the other party or its Representatives or affiliates, (b) were known to the other party on a nonconfidential basis prior to its disclosure to the other party pursuant to this letter agreement, or (c) becomes available to the other party on a nonconfidential basis from a source that is entitled to disclose the same on a non-confidential basis (other than such party and its agents, advisors and representatives).
     10. No failure or delay by either party regarding any right, power or privilege hereunder shall operate as a waiver thereof and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
     11. Either party shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this letter agreement, in addition to all other remedies available to such party at law or equity. Each party agrees that it will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party acknowledges that the Evaluation Material is valuable and unique and that any disclosure thereof in breach of this letter agreement will result in irreparable injury to the party disclosing such Evaluation Material pursuant to this letter agreement.
     12. It is understood and agreed that if any provision contained in this letter agreement or the application thereof to any party hereto or any other person or circumstance shall be invalid, illegal or unenforceable in any respect under any applicable law, as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this letter agreement, or the application of such provision to such persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. In the case of any such invalidity, illegality or unenforceability, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.
     13. Each of the parties hereto agrees that any proceeding arising out of or in relation to this letter agreement shall be brought in the courts of the United States District Court for the Southern District of New York or of the State of New York sitting in the Borough of Manhattan. Each of the parties hereto irrevocably and unconditionally (i) submits to the exclusive jurisdiction of the courts referred to in the prior sentence and agrees not to commence any lawsuit, action or other proceeding arising out of or relating to this letter agreement except in such courts, (ii) waives any objection to the laying of venue of any such lawsuit, action or other proceeding in such courts, (iii) agrees not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum and (iv) waives all rights to trial by jury in any such lawsuit, action or other proceeding.
     14. This letter agreement shall be governed by the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State.
     15. Except as otherwise specifically provided herein, this letter agreement shall terminate on the second anniversary of the date hereof.
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This letter agreement may be executed in any number of counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which shall constitute one and the same document.

Very truly yours, AGRIUM INC.
By:	/s/ Andrew K. Mittag
	Name:	Andrew K. Mittag
	Title:	Senior Vice President, Corporate Development & Strategy

Accepted and agreed to as of the date set forth above:

UAP HOLDING CORP.

By:	/s/ DW Bullock
Name: DW Bullock
Title: CFO

APOLLO MANAGEMENT V, L.P., as a Representative of UAP

By:	/s/ S. Parker
Name: S. Parker
Title: Vice President